Exhibit 99.2 Fortitude Group Holdings, LLC Consolidated Financial Statements As of and for the year ended December 31, 2019

Fortitude Group Holdings, LLC Table of Contents December 31, 2019 Consolidated Financial Statements Report of Independent Auditors 1 Consolidated Balance Sheet as of December 31, 2019 3 Consolidated Statement of Income for the year ended December 31, 2019 4 Consolidated Statement of Comprehensive Income for the year ended December 31, 2019 5 Consolidated Statement of Members' Equity for the year ended December 31, 2019 6 Consolidated Statement of Cash Flows for the year ended December 31, 2019 7 Notes to Consolidated Financial Statements Note 1 Organization and nature of operations 9 Note 2 Basis of presentation 11 Note 3 Summary of significant accounting policies 12 Note 4 Fair value measurements 15 Note 5 Investments 20 Note 6 Reinsurance 26 Note 7 Insurance liabilities 29 Note 8 Contingencies, commitments and guarantees 38 Note 9 Income taxes 38 Note 10 Related party transactions 41 Note 11 Members' equity 42 Note 12 Statutory requirements 43 Note 13 Subsequent events 44

Report of Independent Auditors To the Board of Directors of Fortitude Group Holdings, LLC We have audited the accompanying consolidated financial statements of Fortitude Group Holdings, LLC and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2019, and the related consolidated statements of income, comprehensive income, members’ equity and cash flows for the year then ended. Management's Responsibility for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Auditors’ Responsibility Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fortitude Group Holdings, LLC and its subsidiaries as of December 31, 2019, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America. Emphasis of Matter As discussed in Note 10 to the consolidated financial statements, the Company has entered into significant transactions with American International Group Inc. (AIG), the parent company, and AIG’s affiliates, whom are related parties. Our opinion is not modified with respect to this matter. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 1

Other Matter Accounting principles generally accepted in the United States of America require that the incurred and paid claims development information as of and for the year ended December 31, 2018 and 2017 and the historical claims payout percentage as of December 31, 2019 on pages 35-38 for short-duration insurance contracts be presented to supplement the basic financial statements. Such information, although not a part of the basic financial statements, is required by the Financial Accounting Standards Board who considers it to be an essential part of financial reporting for placing the basic financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management's responses to our inquiries, the basic financial statements, and other knowledge we obtained during our audit of the basic financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with evidence sufficient to express an opinion or provide any assurance. Management has omitted seven of the required ten years (2016 and prior) of incurred and paid claims development information for short-duration insurance contracts disclosure that accounting principles generally accepted in the United States of America require to be presented to supplement the basic financial statements.  Such missing information, although not a part of the basic financial statements, is required by the Financial Accounting Standards Board who considers it to be an essential part of financial reporting for placing the basic financial statements in an appropriate operational, economic, or historical context. Our opinion on the basic financial statements is not affected by this missing information. /s/ PricewaterhouseCoopers LLP Nashville, Tennessee February 28, 2020 Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 2

Fortitude Group Holdings, LLC Consolidated Balance Sheet (in millions, except membership units data) December 31, 2019 Assets: Investments: Funds withheld by ceding companies, at fair value $ 40,765 Fixed maturities available for sale, at fair value 2,187 Other invested assets, at fair value 1,292 Short term investments 107 Total investments 44,351 Cash 85 Current tax receivable 70 Other assets 15 Total assets $ 44,521 Liabilities: Future policy benefits for life insurance and annuity contracts $ 26,044 Policyholder contract deposits 4,575 Liability for unpaid losses and loss adjustment expenses 3,933 Unearned premiums 216 Payable to affiliates 929 Deferred gain from reinsurance contracts 2,447 Deferred income taxes, net 451 Other liabilities 70 Total liabilities 38,665 Contingencies, commitments and guarantees (Note 8) Members' equity: Members' capital - 10,000 membership units issued at December 31, 2019 2,620 Retained earnings 3,135 Accumulated other comprehensive income 101 Total members' equity 5,856 Total liabilities and members' equity $ 44,521 See accompanying Notes to Consolidated Financial Statements. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 3

Fortitude Group Holdings, LLC Consolidated Statement of Income (in millions) Year ended December 31, 2019 Revenues: Premiums $ 333 Policy fees 92 Net investment income 1,933 Change in value of funds withheld embedded derivative 3,907 Investment gains 246 Total revenues 6,511 Benefits, losses and expenses: Policyholder benefits and losses incurred 1,511 Interest credited to policyholder account balances 206 General operating expenses 182 Total benefits, losses and expenses 1,899 Income before income tax expense 4,612 Income tax expense: Current 75 Deferred 895 Income tax expense 970 Net income $ 3,642 See accompanying Notes to Consolidated Financial Statements. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 4

Fortitude Group Holdings, LLC Consolidated Statement of Comprehensive Income (in millions) Year Ended December 31, 2019 Net income $ 3,642 Other comprehensive income: Unrealized appreciation of fixed maturity securities, available for sale 104 Foreign currency translation adjustments 9 Total other comprehensive income 113 Less: Deferred income tax on unrealized appreciation of fixed maturity securities, available for sale (22) Deferred income tax on foreign currency translation adjustments (2) Total deferred income tax on other comprehensive income (24) Total other comprehensive income, net of tax 89 Comprehensive income $ 3,731 See accompanying Notes to Consolidated Financial Statements. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 5

Fortitude Group Holdings, LLC Consolidated Statement of Members' Equity (in millions) Accumulated Other Total Members' Retained Comprehensive Members' Capital Earnings Income Equity Balance, January 1, 2019 $ 2,620 $ (507) $ 12 $ 2,125 Net income — 3,642 — 3,642 Other comprehensive income — — 89 89 Balance, December 31, 2019 $ 2,620 $ 3,135 $ 101 $ 5,856 See accompanying Notes to Consolidated Financial Statements. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 6

Fortitude Group Holdings, LLC Consolidated Statement of Cash Flows (in millions) Year Ended December 31, 2019 Cash flows from operating activities Net income $ 3,642 Adjustments to reconcile net income to net cash provided used in operating activities: Change in fair value, Other invested assets (197) Accretion of net premiums, discounts, and other 3 Investment (gains) / losses (10) Deferred income tax expense 895 Changes in operating assets and liabilities: Funds withheld by ceding companies (3,883) Future policy benefits for life insurance and annuity contracts (390) Policyholder contract deposits (216) Liability for unpaid losses and loss adjustment expenses (89) Unearned premiums (35) Deferred gain from reinsurance contracts (439) Current income taxes (50) Payable to affiliates 267 Other, net 11 Net cash used in operating activities (491) Cash flows from investing activities Proceeds from: Sale of fixed maturity securities, available for sale 449 Maturities of fixed maturity securities, available for sale 107 Sales and maturities of other invested assets 244 Sales and maturities of short term investments 227 Purchases of: Fixed maturity securities, available for sale (181) Other invested assets (52) Short term investments (307) Net cash provided by investing activities 487 Net decrease in cash (4) Cash at the beginning of the year 89 Cash at the end of the year $ 85 Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 7

Fortitude Group Holdings, LLC Consolidated Statement of Cash Flows (continued) (in millions) Year Ended December 31, 2019 Supplementary information Cash paid for taxes $ 124 Non-cash transactions: Premiums and deposits on policies reinsured through funds withheld arrangements 297 Claims and surrenders on policies reinsured through funds withheld arrangements 2,741 Receipt of securities from funds withheld arrangements 774 See accompanying Notes to Consolidated Financial Statements. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 8

Notes to Consolidated Financial Statements| 1. Organization and Nature of Operations Fortitude Group Holdings, LLC Notes to Consolidated Financial Statements December 31, 2019 1. Organization and Nature of Operations Fortitude Group Holdings, LLC (the "Company" or "Fortitude Holdings") was incorporated under the laws of the State of Delaware, United States on June 19, 2018. The Company is the ultimate group holding company of the following wholly owned subsidiaries: • Fortitude Reinsurance Company Ltd. ("Fortitude Re"), a Bermuda exempted company registered under the Insurance Act 1978 and related regulations, each as amended ("Bermuda Insurance Act") as a Class 4 and Class E composite reinsurance company and is primarily a reinsurer of general insurance and life insurance run-off business. • Fortitude Life & Annuity Solutions, Inc. ("Fortitude Life"), a licensed third party administrator for life and annuity business in the State of Nevada and is incorporated in the State of Delaware, United States of America. • DSA P&C Solutions, Inc. ("Fortitude General"), a licensed third party administrator for property and casualty business in the State of Illinois and is incorporated in the State of Delaware, United States of America. • Fortitude Group Services, Inc. ("Fortitude Services"), a management services company, which is incorporated in the State of Delaware, United States of America. • Fortitude Re Investments, LLC. ("Fortitude Investments"), an investment holding company, which is incorporated in the State of Delaware, United States of America. Fortitude Holdings is a subsidiary of American International Group Inc. ("AIG") which is an SEC-registered company incorporated in the state of Delaware, United States. TC Group Cayman Investment Holdings, L.P. ("TCG"), an affiliate of The Carlyle Group Inc. ("Carlyle"), holds a minority ownership interest in Fortitude Holdings. AIG has contributed capital of $2,620 million to Fortitude Re to support Fortitude Re's operations and local capital requirements. On August 8, 2018, the shares of Fortitude Re were contributed into Fortitude Holdings by AIG in consideration for 10,000 membership units of Fortitude Holdings such that Fortitude Re became a wholly owned subsidiary of Fortitude Holdings. The transaction was between common control entities and therefore, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic Business Combinations, these consolidated financial statements present the results of operations as if the contribution of Fortitude Re occurred as of January 1, 2018. On November 13, 2018, AIG completed the sale of 19.9% of the total issued membership units ("2018 Sale") in the Company to TCG. To the extent AIG does not receive all or a portion of a planned non-pro rata dividend to AIG within 18 months of the 2018 Sale, then TCG will pay AIG up to an additional $100 million. Further, AIG agreed to certain investment commitment targets into various Carlyle strategies and to certain minimum investment management fee payments within 36 months following the closing. AIG also will be required to pay a proportionate amount of an agreed make-whole fee to the extent they fail to satisfy such investment commitment targets. As of December 31, 2019, the Company has issued 10,000 membership units, of which 8,010 units (80.1%) are owned by AIG and 1,990 units (19.9%) are owned by TCG. On November 25, 2019, the Company entered into a membership interest purchase agreement with AIG, TCG, Carlyle FRL, L.P., an investment fund advised by an affiliate of Carlyle ("Carlyle FRL"), T&D United Capital Co., Ltd. ("T&D") and T&D Holdings, Inc., pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Carlyle FRL will purchase from AIG a 51.6% ownership interest in the Company and T&D will purchase from AIG a 25% ownership interest in the Company. Upon closing of the transaction, TCG and Carlyle FRL will own 71.5% (including the 19.9% stake previously acquired in November Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 9

Notes to Consolidated Financial Statements| 1. Organization and Nature of Operations 2018), T&D will own 25% and AIG will own 3.5% of the Company ("2019 Sale"). The closing of the transaction is dependent on regulatory approval and customary closing conditions. In connection with the 2019 Sale, the Company, AIG and an affiliate of Carlyle FRL have agreed that, effective as of the closing of the transaction, (i) AIG's aforementioned investment commitment targets, minimum investment management fee payments and make-whole fee condition will be assumed by the Company and (ii) the purchase price is subject to a post-closing price adjustment pursuant to which AIG will pay Fortitude Re for certain adverse development in property casualty related reserves, based on an agreed methodology, that may occur on or prior to December 31, 2023, up to a maximum payment of $500 million. For purposes of the financial statements and as used hereinafter, unless otherwise indicated, the term "reinsurance transactions" refer to all the reinsurance contracts between Fortitude Re and the AIG subsidiaries below. Unless the context indicates otherwise, the terms ”the Company,” “we,” “us” or “our” mean Fortitude Group Holdings, LLC. Reinsurance Agreements On February 12, 2018, (the “execution date”), Fortitude Re entered into a series of reinsurance transactions with various AIG subsidiaries which represent the entirety of the Company's reinsurance activity. These transactions were designed to consolidate the bulk of AIG’s legacy insurance runoff lines into a single legal entity. • AIG’s US domestic life insurance companies, American General Life Insurance Company ("AGL"), The Variable Annuity Life Insurance Company ("VALIC") and The United States Life Insurance Company in the City of New York ("USL") (collectively affiliated "life insurance companies") and Fortitude Re entered into modified coinsurance ("mod-co") agreements, whereby the affiliated life insurance companies transferred certain run-off life and retirement policies in-force as of January 1, 2017 to Fortitude Re. These agreements include the transfer of both mortality (life insurance) and longevity (annuities) risks. The business includes structured settlements, traditional whole life, single premium immediate annuities ("SPIAs"), pension risk transfer annuities and long term care and encompasses both life and non-life contingent business. Refer to Note 7 Insurance liabilities for additional information. • AIG’s US domestic property and casualty insurance companies are direct wholly-owned subsidiaries of AIG Property Casualty U.S., Inc. (“AIG PC US”), a Delaware corporation, and participate in an intercompany pooling agreement (“Combined Pool Companies”). The Combined Pool Companies include National Union Fire Insurance Company of Pittsburgh, Pa., American Home Assurance Company, Lexington Insurance Company, Commerce and Industry Insurance Company, AIG Property Casualty Company, New Hampshire Insurance Company, The Insurance Company of The State of Pennsylvania, AIG Specialty Insurance Company, AIU Insurance Company, AIG Assurance Company, Granite State Insurance Company, and Illinois National Insurance Co. The Combined Pool Companies and Fortitude Re entered into loss portfolio transfer (LPT) reinsurance agreements, whereby the Combined Pool Companies reinsured with Fortitude Re their net exposures for existing and future liabilities for certain run-off business effective January 1, 2017. In addition, Fortitude Re assumed excess workers compensation run off business through a novation agreement between the Combined Pool Companies, Fortitude Re and Eaglestone Reinsurance Company, an affiliated insurance company, effective January 1, 2017. Pursuant to the LPT and novation agreements and subject to their limits, the Combined Pool Companies have ceded 100% of their net insurance liabilities and obligations on certain blocks of insurance, including excess workers compensation, pollution liability products, environmental losses from incidental liability, healthcare (including physicians and surgeons, pharmaceutical equipment, product recall and other health care coverages), commercial auto (buffer trucking) and other casualty (including primarily certain occupational accident and public entity excess liability and exposures from run-off divisions). Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 10

Notes to Consolidated Financial Statements| 1. Organization and Nature of Operations • AIG Life of Bermuda, Ltd. ("AIG Bermuda"), a Bermuda-based affiliated insurance company, American International Reinsurance Company, Ltd. ("AIRCO") and Fortitude Re, signed an agreement novating AIG Bermuda’s rights and obligations under its November 30, 2010 retrocession agreement with AIRCO to Fortitude Re. These agreements include the transfer of pension risk transfer annuity business. In addition to the balances transferred on the execution date, the reinsurance transactions described above also included the effects of the net underwriting results experienced by the ceding companies from the underlying insurance policies subject to the reinsurance transactions from January 1, 2017 through the execution date. The consideration paid to Fortitude Re for assuming the net insurance liabilities described above was in the form of a funds withheld arrangement, where a portfolio of invested assets held by the ceding companies as of January 1, 2017 was identified, and the fair value of those invested assets as well as subsequent investment returns on the identified assets from January 1, 2017 through the execution date comprises the consideration paid to Fortitude Re. Under the terms of the agreements, all future realized and unrealized gains and losses and net investment income related to the portfolio inure to the benefit of Fortitude Re, and the funds held will be drawn down by the ceding companies to settle claims liabilities subject to the reinsurance transactions and settle the excess (or deficiency) of assets over the claim liabilities with Fortitude Re on a periodic basis. 2. Basis of Presentation The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), which differ in certain respects to those followed in reports to the Bermuda Monetary Authority ("BMA"), the Company's insurance regulatory authority. All material intercompany transactions have been eliminated. The preparation of financial statements in accordance with GAAP requires the application of accounting policies that often involve a significant degree of judgment. The Company’s accounting policies that are most dependent on the application of estimates and assumptions are those related to the determination of: • Fair value measurements of investments and funds withheld; • Valuation of future policy benefit liabilities and timing and extent of loss recognition; • Estimates of liability for unpaid losses and loss adjustment expenses (loss reserves); • Estimates of the remaining life of the underlying contracts, which is used as the basis for amortizing deferred gain for the long duration reinsurance contracts; • Estimates of the contract period, which is used as a basis for amortizing the deferred gain resulting from the short duration reinsurance contracts; and • Estimates with respect to income taxes, including recoverability of deferred income tax assets. Additional details regarding these principal estimates and assumptions are discussed in the significant accounting policies that follow and the related disclosures. These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from the assumptions used, the Company’s consolidated financial condition, results of operations and cash flows could be materially affected. In December 2013, the FASB issued Accounting Standards Update ("ASU") 2013-12 Definition of a Public Business Entity which, for the first time, provided a single definition of the term 'public business entity'. The definition within ASU 2013-12 provides that, amongst others, a business entity that is required to file or furnish financial statements with the U.S. Securities and Exchange Commission ("SEC"), including when financial statements are included in another entity's filing, should be categorized as a public business entity. As described in Note 1, Organization and Nature of Operations, 19.9% of the membership units of the Company are owned by Carlyle. The Company is required under SEC Regulation S-X, Rule 3-09, Separate Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 11

Notes to Consolidated Financial Statements| 2. Basis of Presentation Financial Statements of Subsidiaries Not Consolidated and 50 Percent or Less Owned Person, to file financial statements within the Form 10-K of Carlyle for the year ended December 31, 2019. The Company's consolidated financial statements and related disclosures have therefore been prepared in accordance with the Company's designation as a public business entity. Our operations are influenced by many factors, including general economic conditions, financial condition of AIG, monetary and fiscal policies of the government of Bermuda and policies of the BMA. We are exposed to the market risks normally associated with a portfolio of fixed income securities, which include interest rate, liquidity, and credit spread risks as well as risks impacting reserves. Refer to Note 5, Investments and Note 7, Insurance liabilities for additional information regarding these risks. 3. Summary of Significant Accounting Policies The following table identifies our significant accounting policies presented in other Notes to the Consolidated Financial Statements, with a reference to the Note where a detailed description can be found: Note 4. Fair Value Measurements • Funds withheld (combined host contract and embedded derivative) • Other invested assets Note 5. Investments • Fixed maturity and equity securities • Other invested assets • Net investment income • Investment gains (losses) • Other-than-temporary impairments • Derivative instruments Note 6. Reinsurance • Assumed reinsurance Note 7. Insurance Liabilities • Future policy benefits for life and accident and health insurance contracts • Policyholder contract deposits • Liability for unpaid losses and loss adjustment expenses • Discounting of reserves • Amortization of deferred gain liability Note 8. Contingencies, Commitments and Guarantees Note 9. Income Taxes Note 10. Related Party Transactions Note 11. Members' Equity Note 12. Statutory Requirements Note 13. Subsequent Events Other significant accounting policies Cash: This consists of cash on hand, demand deposits and highly liquid debt instruments with an original maturity of three months or less. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 12

Notes to Consolidated Financial Statements| 3. Summary of Significant Accounting Policies Short-term investments: This consists of highly liquid securities with remaining maturities of one year or less, but greater than three months, at the time of purchase. Short-term investments are stated at fair value. Foreign currency: Financial statement accounts expressed in foreign currencies are translated into U.S. dollars. Functional currency assets and liabilities are translated into U.S. dollars generally using rates of exchange prevailing at the balance sheet date and the related translation adjustments are recorded as a separate component of other comprehensive income, net of any related taxes. Functional currencies are generally the currencies of the local operating environment. Premiums and Policy Fees: Under the affiliated reinsurance transactions, we assume Premiums and Policy Fee revenues from the ceding insurance companies. Premiums for short-duration contracts are recorded as written on the inception date of the policy. For short-duration insurance contracts, premiums are reported as earned income generally on a pro-rata basis over the terms of the related policies. For traditional long- duration insurance contracts (including term and whole life contracts and annuities), premiums are earned when due. Estimates for premiums due but not yet collected are accrued. For annuities and structured settlements without significant mortality or morbidity risk (investment contracts) and universal life contracts (long-duration contracts with terms that are not fixed or guaranteed), premiums received are reported as policyholder contract deposits. Policy fees represent revenues recognized from insurance contracts consisting of policy charges for cost of insurance and policy administration charges. Policy fees are recognized as revenues in the period in which they are assessed against policyholders, unless the fees are designed to compensate us for the services to be provided in the future. Other assets: Other assets consist primarily of accrued interest on fixed maturity securities and other investment-related receivables. Other liabilities: Other liabilities consist of interest on funds on deposit under various assumed reinsurance contracts and other payables. Statement of Cash Flows: Withdrawals from our funds withheld reinsurance arrangements are based on statutory levels of the associated assets and liabilities. The excess (shortfall) under these agreements is settled on a quarterly basis and can be settled in either cash or securities depending on the specific reinsurance agreement. The portion settled in cash is reflected in cash from operations with the securities portion being reflected as a non-cash transaction. The Company presents activity within funds withheld by ceding companies as well as activities related to the reinsurance arrangements as operating cash flows. We believe that this is the best representation of the Company's operations and business. Accounting Standards Adopted During 2019 Leases: In February 2016, the FASB issued ASU 2016-02, Leases and subsequently issued a number of other ASUs to amend the guidance, each ultimately reflected in FASB ASC Topic Leases. FASB ASC Topic Leases requires, among other items, lessees to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under the previous guidance. The Company adopted FASB ASC Topic Leases on January 1, 2019 through the application of the modified retrospective transition approach. The adoption of this guidance had no impact on the Company’s consolidated statements of income, consolidated financial position, consolidated cash flows or required disclosures. Derivatives and Hedging: In August 2017, the FASB issued an accounting standard that improves and expands hedge accounting for both financial and commodity risks. The provisions of the amendment are intended to better align the accounting with an entity’s risk management activities, enhance the transparency on how the economic results are presented in the financial statements and the footnotes, and simplify the application of hedge Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 13

Notes to Consolidated Financial Statements| 3. Summary of Significant Accounting Policies accounting treatment. The Company adopted the standard on January 1, 2019. The adoption of this guidance had no impact on the Company’s consolidated statements of income, consolidated financial position, consolidated cash flows or required disclosures. Premium Amortization on Purchased Callable Debt Securities: In December 2017, the FASB issued an accounting standard that shortens the amortization period for certain callable debt securities held at a premium by requiring the premium to be amortized to the earliest call date rather than the maturity date. The standard does not require an accounting change for securities held at a discount. The Company adopted the standard on January 1, 2019. The adoption of this guidance did not have a material impact on the Company’s consolidated statements of income, consolidated financial position, consolidated cash flows or required disclosures. Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income: In February 2018, the FASB issued ASU 2018-02, which gives entities the option to reclassify to retained earnings tax effects related to items in accumulated other comprehensive income that are deemed stranded in AOCI as a result of the Tax Cuts and Jobs Act (the "Tax Act") enacted in the United States at the end of 2017. The amendments in this guidance eliminate the stranded tax effects resulting from the Tax Act and will improve the usefulness of information reported to financial statement users. We adopted the new standard on January 1, 2019, and that adoption did not have a material impact on the Company's consolidated statements of income, consolidated financial position, consolidated cash flows or required disclosures. Future Application of Accounting Standards Fair Value Measurement Disclosure: In August 2018, the FASB issued ASU 2018-13 which modifies the disclosure requirements of fair value measurements as part of the disclosure framework project with the objective to improve the effectiveness of disclosures in the notes to the consolidated financial statements. ASU 2018-13 allows for the removal of the amount and reasons for transfer between Level 1 and Level 2 of the fair hierarchy; the policy for transfers between levels and the valuation processes for Level 3 fair value measurements. We plan to adopt the ASU on its effective date, January 1, 2020. We are evaluating the impact of this guidance; however, it is not expected to have a material impact on the Company's consolidated statements of income, consolidated financial position, consolidated cash flows or required disclosures. Financial Instruments - Credit Losses: In June 2016, the FASB issued an accounting standard that will change how entities account for credit losses for most financial assets, trade receivables and reinsurance receivables. The standard will replace the existing incurred loss impairment model with a new “current expected credit loss model” that generally will result in earlier recognition of credit losses. The standard will apply to financial assets subject to credit losses, including loans measured at amortized cost, reinsurance receivables and certain off-balance sheet credit exposures. Additionally, the impairment of available-for-sale debt securities, including purchased credit deteriorated securities, are subject to the new guidance and will be measured in a similar manner, except that losses will be recognized as allowances rather than reductions in the amortized cost of the securities. The standard will also require additional information to be disclosed in the footnotes. We plan to adopt the standard on its effective date, January 1, 2023. We are continuing to develop our implementation plan to adopt the standard and to assess the impact of the standard on our reported financial condition and required disclosures. While we expect an increase in our allowances for credit losses for the financial instruments within the scope of the standard, given the objective of the new standard, the amount of any change will be dependent on our portfolios’ composition and quality at the adoption date as well as economic conditions and forecasts at that time. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 14

Notes to Consolidated Financial Statements| 3. Summary of Significant Accounting Policies Targeted Improvements to the Accounting for Long-Duration Contracts: In August 2018, the FASB issued an accounting standard update with the objective of making targeted improvements to the existing recognition, measurement, presentation, and disclosure requirements for long- duration contracts issued by an insurance entity. The changes to the measurement, recognition, presentation and disclosure as provided by the new accounting standard update are summarized below: • Requires the review and if necessary update of future policy benefit assumptions at least annually for traditional and limited pay long duration contracts, with the recognition and separate presentation of any resulting re-measurement gain or loss (except for discount rate changes as noted below) in the income statement; • Requires the discount rate assumption to be updated at the end of each reporting period using an upper medium grade (low-credit risk) fixed income instrument yield that maximizes the use of observable market inputs and recognizes the impact of changes to discount rates in other comprehensive income; • Requires the measurement of all market risk benefits associated with deposit (or account balance) contracts at fair value through the income statement with the exception of instrument-specific credit risk changes, which will be recognized in other comprehensive income; and • Increased disclosures of disaggregated roll-forwards of policy benefits, account balances, market risk benefits, separate account liabilities and information about significant inputs, judgments and methods used in measurement and changes thereto and impact of those changes. We are evaluating the methods of adoption and impact of the standard on our reported financial condition, results of operations, cash flows, and required disclosures. The adoption of this standard would have a significant impact on our results of operations and required disclosures, as well as systems, processes and controls. We plan to adopt the new standard on its effective date of January 1, 2024. 4. Fair Value Measurements Fair Value Measurements on a Recurring Basis We carry certain of our financial instruments at fair value. We define the fair value of a financial instrument as the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We are responsible for the determination of the value of the investments carried at fair value and the supporting methodologies and assumptions. The degree of judgment used in measuring the fair value of financial instruments generally inversely correlates with the level of observable valuation inputs. We maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments for which no quoted prices are available have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction, liquidity and general market conditions. Fair Value Hierarchy Assets recorded at fair value in the consolidated balance sheet are measured and classified in accordance with a fair value hierarchy consisting of three “levels” based on the observability of valuation inputs: • Level 1: Fair value measurements based on quoted prices (unadjusted) in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. We do not adjust the quoted price for such instruments. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 15

Notes to Consolidated Financial Statements| 4. Fair Value Measurements • Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. • Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability. Therefore, we must make certain assumptions about the inputs a hypothetical market participant would use to value that asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The following is a description of the valuation methodologies used for instruments carried at fair value. These methodologies are applied to assets and liabilities across the levels discussed above, and it is the observability of the inputs used that determines the appropriate level in the fair value hierarchy for the respective asset or liability. Valuation of Financial Instruments Measured at Fair Value Fixed Maturity Securities Whenever available, we obtain quoted prices in active markets for identical assets at the balance sheet date to measure fixed maturity securities at fair value. Market price data is generally obtained from dealer markets. We employ independent third-party valuation service providers to gather, analyze, and interpret market information to derive fair value estimates for individual investments, based upon market-accepted methodologies and assumptions. The methodologies used by these independent third-party valuation service providers are reviewed and understood by management, through periodic discussion with and information provided by the independent third-party valuation service providers. In addition, as discussed further below, control processes are applied to the fair values received from independent third-party valuation service providers to ensure the accuracy of these values. Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of market-accepted valuation methodologies, which may utilize matrix pricing, financial models, accompanying model inputs and various assumptions, provide a single fair value measurement for individual securities. The inputs used by the valuation service providers include, but are not limited to, market prices from completed transactions for identical securities and transactions for comparable securities, benchmark yields, interest rate yield curves, credit spreads, prepayment rates, default rates, recovery assumptions, currency rates, quoted prices for similar securities and other market-observable information, as applicable. If fair value is determined using financial models, these models generally take into account, among other things, market observable information as of the measurement date as well as the specific attributes of the security being valued, including its term, interest rate, credit rating, industry sector, and when applicable, collateral quality and other security or issuer-specific information. When market transactions or other market observable data is limited, the extent to which judgment is applied in determining fair value is greatly increased. We have control processes designed to ensure that the fair values received from independent third-party valuation service providers are accurately recorded, that their data inputs and valuation techniques are appropriate and consistently applied and that the assumptions used appear reasonable and consistent with Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 16

Notes to Consolidated Financial Statements| 4. Fair Value Measurements the objective of determining fair value. We assess the reasonableness of individual security values received from independent third-party valuation service providers through various analytical techniques, and have procedures to escalate related questions internally and to the independent third-party valuation service providers for resolution. To assess the degree of pricing consensus among various valuation service providers for specific asset types, we conduct comparisons of prices received from available sources. We use these comparisons to establish a hierarchy for the fair values received from independent third-party valuation service providers to be used for particular security classes. We also validate prices for selected securities through reviews by members of management who have relevant expertise and who are independent of those charged with executing investing transactions. When our independent third-party valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, fair value is determined either by requesting brokers who are knowledgeable about these securities to provide a price quote, which is generally non-binding, or by employing market accepted valuation models. When observable price quotations are not available, fair value is determined based on discounted cash flow models using discount rates based on credit spreads, yields or price levels of comparable securities, adjusted for illiquidity and structure. Fair values determined internally are also subject to management review to ensure that valuation models and related inputs are reasonable. The methodology above is relevant for all fixed maturity securities including residential mortgage backed securities ("RMBS"), commercial mortgage backed securities ("CMBS"), collateralized debt obligations ("CDO"), other asset‑backed securities ("ABS") and fixed maturity securities issued by government sponsored entities and corporate entities. Other invested assets Other invested assets include our investments in Maiden Lane III B Notes (MLIII B Notes), which are the subordinate tranches in the Maiden Lane III securitizations, and other investments for which we have elected the fair value option. As of December 31, 2019 the MLIII B Notes consist of fourteen securities representing the subordinated tranche of fourteen separate securitizations of ABS securities. Our interest in MLIII B Notes are valued using third-party prices on the underlying ABS CDOs and senior tranches in the securitization to determine the implied B Note price. The prices received are validated, to the extent possible, using market observable information for securities with similar asset pools, structure and terms. The sum of the parts methodology used assumes that the underlying collateral in the Maiden Lane III securitization will continue to be held and generate cash flows into the foreseeable future and does not assume a current liquidation of the assets underlying the Maiden Lane III securitization. We elected the fair value option for other invested assets which include our investments in MLIII B Notes. During the year ended December 31, 2019 we sold two of the MLIII B Notes for total proceeds of $189 million. Funds withheld by ceding companies Funds withheld by ceding companies represents a reinsurance receivable supported by pools of invested assets, as well as certain stand-alone derivatives. Due to the reinsurance agreements discussed in Note 1, Organization and Nature of Operations, Note 2, Basis of Presentation, Note, 6, Reinsurance, and Note 7 Insurance Liabilities, there is an obligation of Fortitude Re to fund any shortfall between U.S. statutory book value and U.S. statutory reserves. Likewise if there is an excess between U.S. statutory book value and U.S. statutory reserves, the ceding companies are required to fund the excess to the Company's funds withheld account. Because the underlying reinsurance agreements contain an embedded derivative as discussed below, the carrying value of the funds withheld by ceding companies is equal to the fair value of the underlying assets. The reinsurance agreements written on a funds withheld or mod-co basis contain embedded derivatives. The embedded derivatives are considered to exist because the ceding companies are paying the Company an interest rate attributable to the returns on the assets supporting the reinsured policies (funds withheld) that is not associated with the ceding companies own credit risk. The fair value of the embedded derivatives Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 17

Notes to Consolidated Financial Statements| 4. Fair Value Measurements on the reinsurance agreements is included in Funds withheld by ceding companies on the consolidated balance sheet. As the change in fair value of the funds withheld assets are settled on a quarterly basis, the fair value of the embedded derivatives is equal to the unrealized gain or loss on the underlying assets in the segregated accounts for the reinsurance agreements. The following table presents the composition of the assets and liabilities underlying the funds withheld by ceding companies as of December 31, 2019: (in millions) Total investments $ 39,918 Accrued interest, cash, receivables and payables 847 Total funds withheld by ceding companies $ 40,765 Assets Measured at Fair Value on a Recurring Basis The following table presents information about assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value measurement based on the observability of the inputs used: December 31, 2019 (in millions) Level 1 Level 2 Level 3 Total Assets: Fixed maturity securities, available for sale: Obligations of states, municipalities and political subdivisions $ — $ 154 $ — $ 154 Non-U.S. governments — 42 — 42 Corporate debt — 1,680 — 1,680 Residential mortgage-backed securities (RMBS) — 161 21 182 Commercial mortgage-backed securities (CMBS) — 105 — 105 Collateralized debt obligations (CDO) / Asset backed securities (ABS) — 8 16 24 Total fixed maturity securities available for sale — 2,150 37 2,187 Short term investments 57 50 — 107 Other invested assets — 13 1,279 1,292 Funds withheld by ceding companies, total investments — 31,117 8,801 39,918 Total $ 57 $ 33,330 $ 10,117 $ 43,504 The level in the fair value hierarchy assigned to the funds withheld by ceding companies, total investments is based upon the observability of inputs used to value the underlying investment assets held at fair value within the funds withheld portfolio. Quantitative Information About Level 3 Fair Value Measurements The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments relating to fixed maturity securities and other invested assets, which includes only those instruments for which information about the inputs is reasonably available to us, such as data from independent third-party valuation service providers and from internal valuation models. Certain securities classified as Level 3 are excluded from the table below due to limitations in our ability to obtain the underlying inputs used by external pricing sources. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 18

Notes to Consolidated Financial Statements| 4. Fair Value Measurements

December 31, 2019 (in millions)	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)
Assets:				
RMBS	$ 21	Discounted Cash Flow	Constant prepayment rate Constant default rate Severity Yield	5.04% - 9.94% (7.49%) 2.37% - 4.56% (3.46%) 46.57% - 83.99% (65.28%) 2.71% - 3.03% (2.87%)
CDO/ABS	16	Discounted Cash Flow	Yield	2.35% - 2.41% (2.38%)
Other invested assets	1,234	Implied Valuation	Discount Rate	3.38% - 8.04% (4.97%)

Level 3 Financial Instruments – The following is a reconciliation for all the Level 3 assets measured at fair value on a recurring basis:

	Year Ended December 31, 2019							
(in millions)	Beginning balance	Purchases	Contributions	Sales, maturities, redemption	Change in fair value	Transfers in	Transfers out	Ending balance
Assets								
Total fixed maturity securities available for sale	$ 29	$ 11	$ —	$ (3)	$ —	$ —	$ —	$ 37
Funds withheld by ceding companies, total Level 3 investments	8,222	—	—	—	579	—	—	8,801
Other invested assets	1,285	52	—	(242)	197	—	(13)	1,279
Total Level 3 assets	**$ 9,536**	**$ 63**	**$ —**	**$ (245)**	**$ 776**	**$ —**	**$ (13)**	**$ 10,117**

Fair Value Information About Financial Instruments Not Measured at Fair Value

The following table presents the carrying amounts and estimated fair values of our financial instruments not measured at fair value and indicates the level in the fair value hierarchy of the estimated fair value measurement based on the observability of the inputs used:

December 31, 2019	Estimated Fair Value				
(in millions)	Level 1	Level 2	Level 3	Total	Carrying Value
Assets:					
Cash	$ 85	$ —	$ —	$ 85	$ 85
Liabilities:					
Policyholder contract deposits associated with investment-type contracts	$ —	$ —	$ 4,470	$ 4,470	$ 4,575

Information regarding the estimation of fair value for financial instruments not carried at fair value is discussed below:

Cash: The carrying amounts of these assets approximate fair values.

Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 19

Notes to Consolidated Financial Statements| 4. Fair Value Measurements Policyholder contract deposits associated with investment-type contracts: Policyholder contract deposits associated with investment-type contracts are estimated using discounted cash flow calculations based on interest rates currently being offered in the industry for similar contracts with maturities consistent with those of the contracts being valued. When no similar contracts are being offered, the discount rate is the appropriate swap rate (if available) or current risk-free interest rate. Other factors considered in the estimation process include current policyholder account values and related surrender charges, expectations about policyholder behavior and risk margin adjustments. 5. Investments Securities Available for Sale Fixed maturity securities classified as available for sale are carried at fair value. Unrealized gains and losses from available for sale investments in fixed maturity securities are reported as a separate component of accumulated other comprehensive income, net of deferred income taxes, in members' equity. Investments in fixed maturity securities are recorded on a trade-date basis. The following table presents the amortized cost or cost and fair value of our available for sale securities: Amortized Gross Gross December 31, 2019 Cost or Unrealized Unrealized Fair (in millions) Cost Gains Losses Value Bonds available for sale: Obligations of states, municipalities and political subdivisions $ 144 $ 10 $ — $ 154 Non-U.S. governments 41 1 — 42 Corporate debt 1,592 89 (1) 1,680 Mortgage-backed, asset-backed and collateralized: — RMBS 177 5 — 182 CMBS 102 3 — 105 CDO / ABS 24 — — 24 Total mortgage-backed, asset-backed and collateralized 303 8 — 311 Total fixed maturities available for sale $ 2,080 $ 108 $ (1) $ 2,187 Securities Available for Sale in a Loss Position The following table summarizes the fair value and gross unrealized losses on our available for sale securities, aggregated by major investment category and length of time that individual securities have been in a continuous unrealized loss position: Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 20

Notes to Consolidated Financial Statements| 5. Investments Less than 12 Months Greater than 12 Months Total December 31, 2019 Gross Gross Gross Fair Unrealized Fair Unrealized Fair Unrealized (in millions) Value Losses Value Losses Value Losses Bonds available for sale: Obligations of states and municipalities and other political $ 14 $ — $ — $ — $ 14 $ — Non-U.S. governments 3 — — — 3 — Corporate debt 169 (1) — — 169 (1) Mortgage-backed, asset-backed and collateralized: RMBS 6 — 22 — 28 — CMBS — — 9 — 9 — CDO / ABS — — — — — — Total mortgage-backed, asset-backed and collateralized 6 — 31 — 37 — Total fixed maturities available for sale $ 192 $ (1) $ 31 $ — $ 223 $ (1) At December 31, 2019, we held 34 individual fixed maturity securities that were in an unrealized loss position, of which 7 of the individual fixed maturity securities were in a continuous unrealized loss position for 12 months or more. We did not recognize the unrealized losses in earnings on these fixed maturity securities at December 31, 2019 because we neither intend to sell the securities nor do we believe that it is more likely than not that we will be required to sell these securities before recovery of their amortized cost basis. For fixed maturity securities with significant declines, we perform fundamental credit analysis on a security- by-security basis, which includes consideration of credit enhancements, expected defaults on underlying collateral, review of relevant industry analyst reports and forecasts and other available market data. Contractual Maturities of Fixed Maturity Securities Available for Sale The following table presents the amortized cost and fair value of fixed maturity securities available for sale by contractual maturity: Total Fixed Maturity Securities Fixed Maturity Securities in a Loss December 31, 2019 Available for Sale Position Available for Sale (in millions) Amortized Cost Fair Value Amortized Cost Fair Value Due in one year or less $ 52 $ 53 $ — $ — Due after one year through five years 758 774 49 49 Due after five years through ten years 274 282 72 72 Due after ten years 693 767 66 65 Mortgage-backed, asset-backed and 37 37 collateralized 303 311 Total $ 2,080 $ 2,187 $ 224 $ 223 Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. Fair Value Option Under the fair value option, we may elect to measure at fair value financial assets and financial liabilities that are not otherwise required to be carried at fair value. Subsequent changes in fair value are reported in net investment income. We elected the fair value option for other invested assets which include our investments in MLIII B Notes. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 21

Notes to Consolidated Financial Statements| 5. Investments Summary of Total Investment Income The following table presents a summary of Net investment income, change in value of funds withheld embedded derivative and Investment gains (losses) by financial statement line item for the year ended December 31, 2019: Fixed maturities available for Funds sale, other withheld by invested assets ceding and short-term (in millions) companies investments Total Net investment income $ 1,664 $ 269 $ 1,933 Change in value of funds withheld embedded derivative 3,907 — 3,907 Investment gains (losses) 236 10 246 Total investment income $ 5,807 $ 279 $ 6,086 The Company has elected to report the net investment income and investment gains (losses) arising from the underlying investments maintained within the funds withheld by ceding companies account in the same financial statement line such investment income would have been recorded had the Company held the investments directly. We believe this to be the most appropriate presentation as the Company is subject to the same investment performance on the assets withheld by the ceding companies as if the Company held them directly. The income arising from the change in value of funds withheld embedded derivative of $3,907 million included income of $204 million arising from fair value movements on derivative securities contained within the funds withheld by ceding companies investment portfolio. These securities are further described under 'derivative instruments' below. Net Investment Income Net investment income represents income primarily from the following sources: • Coupon interest, amortization accretion, and dividends from Funds withheld by ceding companies; • Interest income and related expenses, including amortization of premiums and accretion of discounts with changes in the timing and the amount of expected principal and interest cash flows reflected in yield, as applicable; • Changes in fair value of securities for which the fair value option is elected; • Dividend income from common and preferred stocks; • Earnings from alternative investments and commercial mortgage loans; and • Offset by investment expenses Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 22

Notes to Consolidated Financial Statements| 5. Investments The following table presents the components of Net investment income for the year ended December 31, 2019: (in millions) Available for sale fixed maturity securities Obligations of states, municipalities and political subdivisions $ 7 Non-U.S. governments 1 Corporate debt 45 RMBS 6 CMBS 3 CDO / ABS 1 Total investment income for available for sale fixed maturity securities $ 63 Other Invested Assets 201 Short Term Investments and Other 12 Funds withheld by ceding companies 1,722 Total investment income $ 1,998 Investment expenses (65) Net investment income $ 1,933 Investment Gains Investment gains include sales or full redemptions of available for sale fixed maturity securities, determined using the specific identification method. The following table presents the components of Net investment gains for the year ended December 31, 2019: (in millions) Available for sale fixed maturity securities Obligations of states, municipalities and political subdivisions $ 7 Corporate debt 2 RMBS 1 Total available for sale fixed maturity securities $ 10 Funds withheld by ceding companies 236 Net investment gains $ 246 The amount of unrealized appreciation of fixed maturity securities, available for sale reclassified out of accumulated other comprehensive income to Net investment gains was $1 million for the year ended December 31, 2019. Funds Withheld by Ceding Companies Funds withheld by ceding companies represents a receivable for amounts contractually withheld by ceding companies in accordance with reinsurance agreements in which we act as reinsurer. While the assets in funds withheld and modified coinsurance segregated accounts are legally owned by the respective ceding companies, the assets are separately identified from the general accounts of our cedants and all economic rights and obligations on the assets accrue to us. The assets in the funds held segregated accounts are managed by AIG Asset Management (U.S.) LLC, a registered investment advisor affiliated with AIG and an investment affiliate of TCG. We periodically settle the total return from those assets. Refer to Note 10, Related party transactions for additional information on agreements with related parties. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 23

Notes to Consolidated Financial Statements| 5. Investments The underlying agreements contain embedded derivatives as discussed above, and as a result the carrying value of funds withheld by ceding companies consists of the fair value of the underlying invested assets and related derivatives. In the event of a ceding company's insolvency, the Company would need to assert a claim on the assets supporting its reserve liabilities. However, the Company has the ability to offset amounts it owes to the ceding company, which reduces its risk of loss. Interest generally accrues on these assets based upon the investment earnings on the underlying investments. The Company is subject to the investment performance and has all economic rights and obligations on the invested assets withheld by the ceding companies with the same risk as if the Company held the investments directly. As of December 31, 2019, 96% of the fixed maturity securities within the funds withheld by ceding companies are investment grade by National Association of Insurance Commissioners ("NAIC") designation. The ceding company year-end statutory cash flow testing has resulted in additional assets of $272 million required to be placed in funds withheld. This is reflected on the December 31, 2019 consolidated balance sheet within payable to affiliates and a receivable within funds withheld by ceding companies. The statutory cash flow testing has no impact on GAAP reserves. Embedded Derivatives The reinsurance agreements contain embedded derivatives which are required to be separated from their host contracts and reported as derivatives. The host contract relates to the reinsurance receivable from ceding companies under the funds withheld arrangement underlying the reinsurance transactions as described in Note 1, Organization and nature of operations, Note 2, Basis of presentation, Note 6, Reinsurance and Note 7, Insurance liabilities. At inception of the reinsurance agreement, the host contract represented the fair value of the non-cash consideration; while the embedded derivative represented the difference between the fair value of the underlying assets and the carrying value of the host contract and accordingly was allocated no value at inception. On a recurring basis, the host contract is measured at its amortized cost basis, which approximates fair value; while the embedded derivative is measured at its fair value which represents the difference between the fair value of the underlying assets and the carrying value of the host contract at the balance sheet date. The fair value of the embedded derivative is included in funds withheld by ceding companies on the consolidated balance sheet. As the change in fair value of the funds withheld assets are settled on a quarterly basis, the fair value of the embedded derivative is equal to the unrealized gain or loss on the underlying assets in the funds withheld portfolio. The following table presents the components of the funds withheld by ceding companies by line of business: Year Ended December 31, 2019 Embedded Funds withheld by (in millions) Host Contract Derivative ceding companies Short duration run-off business $ 4,450 $ 179 $ 4,629 Long duration run-off business 33,357 2,779 36,136 Total $ 37,807 $ 2,958 $ 40,765 Market Risks Liquidity, interest rate, foreign exchange and credit spread risks are all market risks. Liquidity risk is the risk that the Company's financial condition will be adversely affected by the inability or perceived inability to meet short-term cash, collateral or other obligations. Interest rate risk can arise from a mismatch in the interest rate exposure of assets compared to liabilities. Changes in interest rates can affect the valuation of fixed Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 24

Notes to Consolidated Financial Statements| 5. Investments maturity securities, financial liabilities, insurance contracts and derivative contracts. Foreign exchange risk can arise from a mismatch in the foreign currency exposure of assets compared to liabilities. Changes in foreign exchange rates can affect the valuation of non-U.S. dollar denominated assets and liabilities. Credit spreads measure an instrument’s risk premium or yield relative to that of a comparable duration, default- free instrument. Changes in credit spreads can affect the valuation of fixed maturity securities, including but not limited to corporate bonds, asset-backed securities, mortgage-backed securities, credit derivatives and derivative credit valuation adjustments. Market risk is monitored and managed using an asset-liability management framework. For both assets and liabilities, market risk exposures are measured in terms of sensitivities to changes in the relevant risk factors. In addition, the Company performs stress testing on these market risk factors to capture concentration risks to a single market risk factor change as well as simultaneous multiple market risk factor changes, to understand the net impact on exposure from impacts on both assets and liabilities. Derivative Instruments Included within the funds withheld by ceding companies are certain types of derivatives that the Company uses to mitigate the above noted market risks, including: interest rate swaps, interest rate swaptions, foreign currency swaps, credit default index swaptions, and credit index options. Interest rate swaps and swaptions are used to protect from the potential adverse impact of declining interest rates on future policy benefits reserves. Foreign currency swaps are utilized to reduce the foreign exchange risk associated with certain non-U.S. dollar denominated investments. Credit default index swaptions and credit index options are used to mitigate credit risk in our investment portfolio. The table below shows the notional amount and fair value of the derivative instruments held within the funds withheld by ceding companies as of December 31, 2019: Fair Value Asset / (In millions) Notional (Liability) Interest rate swaps and swaptions $ 3,435 $ 74 Credit default index swaptions and options 8,500 1 Foreign currency swaps 480 (3) Total USD denominated derivatives $ 12,415 $ 72 Interest rate swaps and swaptions 1,400 518 Foreign currency swaps 50 (46) Total GBP denominated derivatives $ 1,450 $ 472 Total derivatives $ 13,865 $ 544 Concentration of Credit Risk Other than the funds withheld balance with the AIG ceding entities, separately discussed above, there are no significant concentrations of credit risk within the Company's cash and cash equivalents, fixed maturity investments or other invested assets balances. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 25

Notes to Consolidated Financial Statements| 6. Reinsurance

6. Reinsurance

Fortitude Re assumes short duration and long duration insurance and investment contracts under funds withheld and mod-co arrangements. We follow reinsurance accounting for transactions that provide indemnification against loss or liability relating to insurance risk (risk transfer). To meet risk transfer requirements, a reinsurance agreement must include both insurance risk consisting of both underwriting and timing risks, and a reasonable possibility of a significant loss.

The following table shows the written and earned assumed premium of the Company for the year ended December 31, 2019:

(in millions)		Premiums Written		Premiums Earned
Assumed - short duration	$	5	$	41
Assumed - long duration		292		292
Total net premium	**$**	**297**	**$**	**333**

Long Duration Run-off Business

On February 12, 2018, certain insurance affiliates entered into mod-co arrangements with Fortitude Re to cede run-off life and annuity liabilities. The mortality and timing risks related to certain life blocks of business, such as whole life, universal life, and pension risk transfer annuities with life contingencies were transferred to Fortitude Re and are subject to reinsurance accounting. The total consideration (net of commissions of $39 million) received for these blocks of business was $27,592 million and the amount of assumed future policy benefit liabilities was $25,545 million. The remaining blocks of life business, such as fixed annuities and structured settlements without life contingencies, lacked mortality risks, and thus could not achieve risk transfer. Accordingly, these reinsured contracts are subject to deposit, rather than reinsurance accounting. The total consideration received for these deposit blocks of business was $5,421 million and the amount of assumed deposit liabilities was $5,022 million.

On February 12, 2018, Fortitude Re also entered into a tri-party novation agreement with certain Bermuda affiliates, AIG Life of Bermuda and AIRCO. Pursuant to this agreement, AIRCO retroceded, on a 100% quota share basis, business associated with the termination of occupational pension programs in the United Kingdom, which AIRCO had previously assumed from Phoenix Life Limited (Phoenix Life, formerly ALBA Life, Ltd.) and retroceded to AIG Life of Bermuda.

The total consideration (net of ceding commissions of $75 million) received for these blocks of business was $1,255 million and the amount of assumed reserves was $1,250 million. Under the terms of the retrocession agreement with AIRCO, AIRCO retained assets and other derivatives in a funds withheld account that would otherwise have been paid to us, which is included in funds withheld by ceding companies in our consolidated balance sheet. These funds withheld by AIRCO are supported by a specified portfolio of assets, subject to a security agreement between AIRCO and Phoenix Life. Under the contractual terms of the retrocession agreement, the realized and unrealized gains and losses and net investment income related to the specified portfolio of assets inure to our benefit.

In connection with AIRCO's reinsurance agreement with Phoenix Life, AIRCO entered into a series of interest rate and currency swap agreements. Gains and losses associated with these derivatives inure to our benefit via the retrocession agreement and are recorded in investment gains (losses). Amounts due from AIRCO associated with these swap agreements at December 31, 2019 is $472 million which is included in funds withheld by ceding companies in our consolidated balance sheet.

The Company has made an accounting policy election to designate GBP as the functional currency related to the ALBA business. We translate the financial balances of the assumed business from AIRCO from the

Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 26

Notes to Consolidated Financial Statements| 6. Reinsurance

functional currency designated for these operations, generally the currency of the primary economic environment in which that operation does its business (i.e., in Great Britain Pounds) into U.S. dollars (USD). Assets and liabilities are translated into USD at period-end exchange rates, while income and expenses are translated using average rates for the period. Translation adjustments are recorded as a separate component of accumulated other comprehensive income, net of tax, to the extent applicable. Total assets and total liabilities exposed to the foreign currency translation risk are GBP 722 million and GBP 899 million respectively as of December 31, 2019.

For the run-off life and annuity reinsurance transactions, the difference between the fair value of assets and the sum of the reserves reinsured, other liabilities reinsured, and ceding commission payable or receivable is deferred and recognized as a net cost of reinsurance liability (i.e., a deferred gain) The deferred gain is amortized over the lives of the reinsured policies in relation to premiums, expected benefit payments, or insurance inforce for insurance contracts.

The table below shows the calculation of the deferred gain on the future policy benefits and policyholder contract deposits as of December 31, 2019, including the impact of amortization of the deferred gain.

(in millions)		Future Policy Benefits		Policyholder contract deposits		Total
Development of Deferred Gain on Long-Duration Business						
Consideration received	$	28,847	$	5,421	$	34,268
Assumed reserves related to long duration contracts		26,795		5,022		31,817
Deferred gain as of February 12, 2018	**$**	**2,052**	**$**	**399**	**$**	**2,451**
Amortization of deferred gain		(79)		(17)		(96)
Deferred gain liability on long-duration business as of December 31, 2018	**$**	**1,973**	**$**	**382**	**$**	**2,355**
Amortization of deferred gain		(103)		(20)		(123)
Deferred gain liability on long-duration business as of December 31, 2019	**$**	**1,870**	**$**	**362**	**$**	**2,232**

Long duration run-off business assumed subjects us to mortality, longevity and morbidity risks. Life benefit reserves are established using assumptions for investment yields, mortality, morbidity, lapses and expenses, including a provision for adverse deviation. We establish and review our life reserves regularly based upon cash flow projections. We establish and maintain our life reinsurance reserves at a level that we estimate will, when taken together with future premium payments and investment income expected to be earned on associated premiums, be sufficient to support all future cash flow benefit obligations and third-party servicing obligations as they become payable. If financial performance significantly deteriorates to the point where a premium deficiency exists, then we would record additional liabilities.

Short Duration Run-off Business

On February 12, 2018, the Combined Pool Companies entered into 13 LPT reinsurance agreements with Fortitude Re to cede run-off property and casualty insurance ("P&C") liabilities on a funds withheld basis effective January 1, 2017. In addition, on February 12, 2018, Fortitude Re assumed excess workers compensation run off business through a novation agreement among itself and Eaglestone Reinsurance Company, an affiliated insurance company effective, January 1, 2017. At the inception of these reinsurance and novation agreements, we received consideration of $5,041 million on a funds withheld basis and recorded loss and loss adjustment expenses incurred of $4,505 million, resulting in a deferred gain of $536 million on the date of the transaction.

The reinsurance assumed under various LPTs and the novation agreements qualify to be accounted for as retroactive reinsurance as they provide indemnification of losses and loss adjustment expenses of these run

Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 27

Notes to Consolidated Financial Statements| 6. Reinsurance off short-duration insurance contracts with respect to underlying loss events that occurred prior to January 1, 2017. In the absence of US GAAP guidance specific to the accounting for retroactive reinsurance contracts entered into by assuming reinsurance companies, the Company has made an accounting policy election to account for the retroactive reinsurance consistent with guidance specific to ceding companies. Under this accounting model, the retroactive reinsurance is considered to be a financing of an existing obligation, with no immediate gain recognition. For these agreements, the excess of the consideration received over the ultimate payout of the future claims is recognized as a deferred gain liability and amortized into income over the settlement period of the assumed reserves using an effective interest rate method. In applying the interest method, an effective interest rate is derived for these retroactive reinsurance contracts based on the expected timing and amount of the ultimate loss and loss adjustment expense payments such that the present value of these estimated payments equals the premium consideration received. The Company monitors any subsequent development on losses that have occurred during the retroactive period and revises the deferred gain balance on a cumulative basis. The revised deferred gain balance is determined using the retrospective method so that the adjusted balance reflects the amount that would have existed had the revised estimates been available at the inception of the reinsurance transactions. The amortization of the revised deferred gain is calculated on a retrospective basis with a catch up adjustment recorded in the consolidated income statement during the period of change. The table below shows the calculation of the deferred gain on the property and casualty run-off reinsurance agreements as of December 31, 2019, showing the effect of discounting of loss reserves and amortization of the deferred gain. (in millions) Deferred Gain Development of deferred gain on short-duration business Consideration received as of February 12, 2018 $ 5,041 Assumed losses (net of discount) 4,505 Pre-tax deferred gain before amortization and other changes $ 536 Amortization of deferred gain (47) Change in discount 47 Change in retroactive reinsurance gain (5) Deferred gain on short-duration business as of December 31, 2018 $ 531 Amortization of deferred gain (25) Change in discount (307) Change in retroactive reinsurance gain 16 Deferred gain on short-duration business as of December 31, 2019 $ 215 In establishing retroactive reinsurance claim liabilities, we analyze historical aggregate loss paid patterns and project losses into the future under various probability-weighted scenarios. We expect the paid claim- tail to be very long for many contracts, with some lasting several decades. We monitor claim payment activity and review ceding company reports and other information concerning the underlying losses. We reassess and revise the expected timing and amounts of ultimate losses periodically or when significant events are revealed through our monitoring and review processes. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 28

Notes to Consolidated Financial Statements| 7. Insurance Liabilities 7. Insurance Liabilities Long Duration Lines of Business Liabilities for long-duration contracts are classified as either future policy benefits or policyholder contract deposits. Future policy benefits include retirement products whose payments depend on contract holder’s survival such as structured settlements with life contingencies, single premium immediate annuities ("SPIA") with life contingencies, and pension risk transfer annuities; and traditional life insurance products such as whole life ("WL") and return of premium ("RoP") term, accident & health ("A&H") and long term care ("LTC"). Policyholder contract deposits apply to investment contracts such as structured settlements and SPIA with non-life contingent benefits, and the fund values of universal life insurance contracts. Longevity risk is the risk of a change in value of a policy or benefit as a result of actual mortality experience being lower than the expected mortality assumed at the time of underwriting. The Company manages this risk through ongoing monitoring and assessment of mortality, longevity and morbidity experience relative to underlying assumptions. Interest rate risk arises from a mismatch in the interest rate exposure of assets and liabilities. As part of the funds withheld receivable from the AIG ceding companies, during the year ended December 31, 2019 the Company entered into interest rate swap and swaption agreements to mitigate the interest rate risk exposure within the life and annuity portfolio as further described in Note 5: Investments. Future Policy Benefits Future Policy Benefits relate to lines of business where the main risk factor is mortality, morbidity, or longevity risk and the liability cash flows are long-duration and relatively stable. Assumed reserves for traditional life, A&H, and life-contingent annuity payout contracts represent an estimate of the present value of future benefits less the present value of future net premiums. Assumed reserves also include liabilities for annuities issued in structured settlement arrangements whereby a claimant has agreed to settle a general insurance claim in exchange for fixed payments over a fixed determinable period of time with a life contingency feature. For long duration traditional products, a “locked-in” assumption applies. The assumptions used to calculate benefit liabilities are set when a contract is issued and do not change with changes in actual experience unless a loss recognition event occurs. These “locked-in” assumptions include mortality, morbidity, persistency, maintenance expenses, and investment returns and include margins for adverse deviation to reflect uncertainty given that actual experience might deviate from these assumptions. Periodically, we evaluate these “locked-in” assumptions used in establishing assumed liabilities for long duration insurance contracts. A loss recognition event occurs when there is a shortfall between the carrying amount of future policy benefit liabilities and estimated future policy benefit liabilities determined by applying current best estimate assumptions. If we determine a loss recognition event has occurred, we would record additional liabilities through a charge to future benefits. We would then replace the old “locked-in” assumption set with the current best estimate. Future reserves would be set by reviewing the updated best estimate assumptions periodically and making further adjustments where necessary. Other adjustments include unearned premium liabilities, incurred but not reported claims, and disabled lives reserves where A&H products such as disability income have claimants receiving ongoing benefits. For the year ended December 31, 2019, the Company recorded an increase to reserves for the long-term care, accident and health, payout annuities (including structured settlements, pension risk transfer annuities and single premium immediate annuities) and occupational pension portfolios of $8 million, $16 million, $61 million and $7 million respectively as a result of loss recognition events, driven primarily by interest rate fluctuations. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 29

Notes to Consolidated Financial Statements| 7. Insurance Liabilities The following table presents future policy benefits by product line as of December 31, 2019: (In millions) Future policy benefits for life insurance and annuity contracts Structured settlements $ 14,852 Traditional whole life 3,472 Pension risk transfer annuities 3,442 Single premium immediate annuities 1,927 Term life insurance 1,563 Long term care 421 Accident and health 367 Total $ 26,044 Policyholder Contract Deposits Policyholder contract deposits include investment contracts such as SPIA and structured settlements contracts with period certain payment streams (i.e., not depending on longevity) and the fund values of universal life insurance contracts. • Non-life contingent structured settlement cash flows consist of certain payments with set payment patterns such as level payment, compound increase, fixed amount increase or one-time lump sum payments. The non-life contingent cash flows are thus highly predictable; • Non-life contingent SPIA cash flows also consist of certain level payments over a specified duration with a range from five to thirty years or more; and • Universal life products provide permanent coverage for life insurance with the potential to accumulate cash value. The liability for policyholder contract deposits is primarily recorded at accumulated or fund value (deposits received, plus accrued interest credited, less withdrawals and cost of insurance fees). Deposits collected on investment-oriented products are not reflected as revenues, because they are recorded directly to Policyholder contract deposits upon receipt. For universal life contracts that are determined to have profits in earlier years and losses in subsequent years from the insurance benefits, an additional liability is established in addition to the fund value to recognize the portion of amounts assessed against the contract holder (costs of insurance and all other charges and margins) that compensates us for benefits to be provided in future periods. Policyholder contract deposits also include annuities issued in structured settlement arrangements and SPIA contracts with no life contingent features. The liability for assumed non-life contingent SPIA contracts and structured settlement arrangements represents an estimate of the present value of future benefits using an interest rate determined at the treaty inception date. The following table presents Policyholder contract deposits by product line as of December 31, 2019: (In millions) Policyholder contract deposits Structured settlements – non-life contingent $ 2,592 Interest sensitive universal life 1,841 Single premium immediate annuities – non-life contingent 142 Total $ 4,575 Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 30

Notes to Consolidated Financial Statements| 7. Insurance Liabilities Short Duration Lines of Business Liability for Unpaid Losses and Loss Adjustment Expenses Loss reserves include total unpaid losses and loss adjustment expenses and consist of exposures from Excess Workers’ Compensation (37% of total unpaid losses and loss adjustment expenses), Environmental Impairment Liability (29%), Legacy Environmental (14%), and All other lines (20%). All Other Lines consist of other casualty run-off exposures, including workers’ compensation, general liability, medical malpractice, product liability, and accident and health exposures. Loss reserves and loss adjustment expense ("LAE") represent estimates of unpaid claims, including estimates for claims incurred but not reported and loss adjustment expenses ("IBNR"), less applicable discount. We regularly review and update the methods used to determine loss reserve estimates. Because these estimates are subject to the outcome of future events, changes in estimates are common given that loss trends vary and time is often required for changes in trends to be recognized and confirmed. Reserve changes that increase previous estimates of ultimate loss are referred to as either unfavorable development, adverse development, or reserve strengthening. Reserve changes that decrease previous estimates of ultimate cost are referred to as favorable development. Prior year development can refer to either favorable or unfavorable development. Reserve risk is the potential inadequacy of the liabilities that the Company establishes for unpaid losses and loss adjustment expenses. The Company manages this uncertainty through internal controls and oversight of the loss reserve setting process. Premium Deficiency The Company recognizes a premium deficiency reserve if the expected unpaid ultimate losses and loss adjustment expenses from future insured events exceed the related unearned premiums and other liabilities established and anticipated investment income. It is management’s policy to consider anticipated investment income in determining whether a premium deficiency exists for short-duration run-off business. Any future expected losses on unearned premium is recorded as an increase to loss and loss adjustment expense reserves on the consolidated balance sheet and included within policyholder benefits and losses incurred on the consolidated statement of income. As of December 31, 2019 the Company recorded a premium deficiency reserve of approximately $19 million for the Environmental impairment liability line of business. Discounting of Loss Reserves At December 31, 2019, the loss reserves reflect a net loss reserve discount of $666 million, including both tabular and non-tabular workers' compensation discount. The discount is comprised of $629 million for excess workers' compensation and $37 million for other workers' compensation exposures as described in the All Other Lines section below. The Company generally follows the discounting used by its U.S. domiciled ceding company affiliates. The discount is based upon the following assumptions: The tabular workers’ compensation discount is calculated based on a 3.5 percent interest rate and the mortality rate used in the 2007 U.S. Life Table. The non-tabular workers’ compensation discount is calculated by subtracting tabular workers’ compensation discount from total workers’ compensation discount. To calculate total workers’ compensation discount, the Company uses a consistent discount rate (U.S. Treasury rates plus a liquidity premium), along with the use of payout patterns specific to our primary and excess workers’ compensation portfolios, to discount our workers’ compensation reserves. The discount rates and payout patterns are updated periodically. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 31

Notes to Consolidated Financial Statements| 7. Insurance Liabilities Roll Forward of Liability for Unpaid Losses and Loss Adjustment Expenses The following table provides a roll forward of loss and loss adjustment expense reserves, including detail on paid incurred losses from prior accident years and the current accident year, exclusive of any premium deficiency reserves, for the year ended December 31, 2019. Liability for unpaid losses and loss adjustment expenses (in millions) Balance at January 1, 2019 $ 4,022 Net losses incurred: Current year 62 Prior year 9 Total net losses incurred $ 71 Change in discount for workers' compensation 307 Net paid losses: Current year (37) Prior year (449) Total net paid losses $ (486) Balance at December 31, 2019 $ 3,914 Included in total net losses incurred is unfavorable prior year development of $9 million. Of this $9 million unfavorable development, $9 million of favorable development is reflected within the deferred retroactive gain on the consolidated balance sheet as the loss activity relates to prior to the execution date of the contract as detailed under the Company's accounting policy - refer to Note 6. Reinsurance. Unfavorable prior year development of $18 million is reflected within policyholder benefits and losses incurred within the consolidated income statement as the loss activity relates to after the execution date of the contract. The following table provides a breakdown of the Company's liabilities for unpaid loss and loss adjustment expenses, exclusive of any premium deficiency reserves, as of December 31, 2019: Case (in millions) IBNR Reserves LAE Total Excess workers compensation $ 1,253 $ 748 $ 122 $ 2,123 Environmental impairment liabilities 460 554 117 1,131 Legacy environmental 191 226 137 554 All other lines 340 316 116 772 Liabilities for unpaid loss and allocated LAE, net of reinsurance 2,244 1,844 492 4,580 Discount for workers' compensation (243) (423) — (666) Total liability for unpaid loss and loss adjustment expenses $ 2,001 $ 1,421 $ 492 $ 3,914 Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 32

Notes to Consolidated Financial Statements| 7. Insurance Liabilities The following table provides a breakdown of the Company's prior accident year loss development for the year ended December 31, 2019: (in millions) Excess workers compensation $ (100) Environmental impairment liabilities 10 Legacy environmental 100 All other lines (1) Total prior year development $ 9 The significant drivers of the prior year loss development are discussed below for the year ended December 31, 2019. Prior year loss development is recorded after taking into consideration the results from actuarial analyses that are performed for each reserving line of business as well as on-going review of actual vs. expected results performed during the course of each calendar year. Favorable or unfavorable developments in the liability for unpaid loss and loss adjustment expenses can increase or decrease the deferred gain and are amortized. Refer to Note 6, Reinsurance for additional information on the amortization of deferred gain. During 2019, the Company recognized unfavorable prior year loss reserve development of $9 million. This unfavorable development was comprised of $100 million favorable development relating to excess workers' compensation, $10 million unfavorable development within environmental impairment liabilities, $100 million unfavorable development in legacy environmental and $1 million favorable development from all other lines. In general, the prior year development was booked after taking into consideration the results from the actuarial analyses we performed for each line of business over the course of calendar year 2019, as well as a review of actual versus expected results during the calendar year.  With respect to individual lines of business: • Excess Workers Compensation:  The Company booked $100 million in favorable prior year development.  This favorable development was spread throughout a number of historical accident years, which we believe was a result of our continuing loss mitigation efforts for this line of business. • Environmental Impairment Liability:  The Company booked $10 million in unfavorable prior year development. This amount was split amongst different products within this line of business, including $29 million of unfavorable development from the cleanup cost cap product, $2 million of unfavorable development for the medium term pollution legal liability product and $21 million of favorable development from the shorter term pollution legal liability product. • Legacy Environmental:  The Company booked $100 million in unfavorable prior year development. This unfavorable development was a result of increased estimates for future report years for our primary and excess policy lines of business. • All Other Lines: The Company booked $1 million of favorable prior year development. This was composed of both small favorable and unfavorable amounts in our accident & health, physicians & surgeons professional liability, and Lexington commercial automobile liability lines of business. Management has omitted seven of the ten calendar years (2016 and prior) of incurred and paid claims development information for the unaudited required supplementary information contained in the following disclosures. This omission is a function of the effective date of the originating reinsurance agreements under which the affiliated ceding companies transferred certain run-off lines of business to Fortitude Re, effective January 1, 2017 and entered into on February 12, 2018, as discussed in Note 1. Accordingly, the following disclosures only include incurred and paid claims development information for years ending after January Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 33

Notes to Consolidated Financial Statements| 7. Insurance Liabilities 1, 2017 to the current reporting date. Any changes in the estimated amount or timing of cash flows for retroactive reinsurance on short-duration contracts (i.e., prior accident year loss reserve development for losses incurred prior to the execution date of the contract) are recorded as changes in the deferred gain as disclosed in Note 6. Reinsurance. Excess Workers’ Compensation Excess workers’ compensation has a long tail and is one of the most challenging lines of business from an actuarial reserving perspective, particularly when the excess coverage is provided above a self-insured retention layer. The class is highly sensitive to small changes in assumptions (for example in the rate of medical inflation or the longevity of injured workers) which can have a significant effect on the ultimate reserve cost estimate. Excess workers’ compensation business was written over qualified self-insurance from the 1980’s through 2012. In this book of business, the claims are not handled (or administered) by the ceding company personnel, but are administered by the client’s designated third party administrators ("TPAs"). However, claims personnel affiliated with Fortitude Re maintain an oversight role over these TPAs and claims. Loss and loss adjustment expense liability estimates for excess workers’ compensation exposures are subject to additional uncertainties, due to the following: • Claim settlement time is longer than most other casualty lines, due to the lifetime benefits that can be expected to pay out on certain claims; • Coverage statutes that vary by state; and • Future medical inflation costs are difficult to estimate. For this business, a combination of traditional methods (paid and incurred loss development) and non- traditional methods (individual claim annuity model, report year incurred loss development, and IBNR count/ severity methods) are used to estimate loss and loss expense liability estimates. Loss data is segmented so as to reflect the anomalies in the historical data due to the various loss mitigation initiatives employed over the last several years. Of the $100 million favorable prior year development recorded in the year ended December 31, 2019, $114 million favorable prior year development related to accident years prior to 2010 whilst $14 million of unfavorable prior year development related to accident years 2010 and subsequent. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 34

Notes to Consolidated Financial Statements| 7. Insurance Liabilities

(in millions)	Incurred Loss and allocated LAE For the years ended December 31,			As of December 31, 2019	
Accident Year	2017 (unaudited)	2018 (unaudited)	2019	Total of IBNR Liabilities Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims
2010	$ 42	$ 41	$ 52	$ 40	19
2011	38	37	40	36	15
2012	3	3	3	3	—
2013	—	—	—	—	—
2014	—	—	—	—	—
2015	—	—	—	—	—
2016	—	—	—	—	—
2017	—	—	—	—	—
2018		—	—	—	—
2019			—	—	—
Total	**$ 83**	**$ 81**	**$ 95**	**$ 79**	**34**
Cumulative Paid Losses and Allocated LAE, during the above period			(7)		
Liabilities for losses and Allocated LAE before accident year 2010			2,035		
Liabilities for losses and LAE (Nominal Value)			**$ 2,123**		
Discount as at December 31, 2019			(629)		
Liabilities for losses and LAE (Discounted Value)			**$ 1,494**		

Cumulative Paid Losses and Allocated Loss Adjustment Expenses:

(in millions)	Cumulative paid loss and allocated LAE For the years ended December 31,		
Accident Year	2017 (unaudited)	2018 (unaudited)	2019
2010	$ 5	$ 5	$ 6
2011	1	1	1
2012	—	—	—
2013	—	—	—
2014	—	—	—
2015	—	—	—
2016	—	—	—
2017	—	—	—
2018		—	—
2019			—
Total	**$ 6**	**$ 6**	**7**

Environmental Impairment Liability

Environmental impairment includes pollution legal liability, contractor's pollution liability, errors and omissions, and underground storage tank policies written prior to 2016. The process of establishing reserves for

Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 35

Notes to Consolidated Financial Statements| 7. Insurance Liabilities

environmental impairment claims is subject to greater uncertainty than the establishment of reserves for liabilities relating to other types of insurance claims. As a result of the significant uncertainty inherent in determining a company's environmental impairment liabilities and establishing related reserves, the use of conventional reserving methodologies frequently has to be supplemented by reviewing each of the outstanding claims on a claim-by-claim basis in establishing the reserves. Additional consideration is given by evaluating the exposure presented by each policyholder, the anticipated cost of resolution, if any, for each policyholder, available coverage, and the relevant judicial interpretations and historical value of similar exposures in establishing the reserves. The environmental impairment liability line of business includes unearned premium of $216 million as of December 31, 2019 relating to multi-year policies written prior to 2016. Losses incurred in the calendar year ended December 31, 2019 for accident years subsequent to 2016 are attributable to incurred losses as these multi-year policy premiums earn out over the life of the contract. The unearned premium is expected to be fully earned by December 31, 2049.

Reported claim counts, on a cumulative basis, are provided as supplemental information to the incurred loss table below by accident year. The claim frequency is determined at the claimant level for the relevant exposures and our claims system identifies a unique claim identifier to each reported claim that we receive.

(in millions)	**Incurred Loss and allocated LAE For the years ended December 31,**			**As of December 31, 2019**	
Accident Year	**2017 (unaudited)**	**2018 (unaudited)**	**2019**	**Total of IBNR Liabilities Plus Expected Development on Reported Losses**	**Cumulative Number of Reported Claims**
2010	$ 57	$ 49	$ 35	$ 11	103
2011	76	66	72	33	159
2012	204	183	174	25	118
2013	130	121	146	28	205
2014	149	105	101	43	293
2015	219	187	182	62	431
2016	153	156	159	40	894
2017	149	195	187	75	545
2018		75	95	33	249
2019			61	22	103
Total	**$ 1,137**	**$ 1,137**	**$ 1,212**	**$ 372**	**3,100**
Cumulative Paid Losses and Allocated LAE during the above period			(477)		
Liabilities for losses and Allocated LAE before accident year 2010			396		
Liabilities for losses and LAE			$ 1,131		

Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 36

Notes to Consolidated Financial Statements| 7. Insurance Liabilities

Cumulative Paid Losses and Allocated Loss Adjustment Expenses:

	Cumulative paid loss and allocated LAE		
(in millions)	For the years ended December 31,		
Accident Year	**2017 (unaudited)**	**2018 (unaudited)**	**2019**
2010	$ 3	$ 8	$ 11
2011	14	20	27
2012	6	31	36
2013	14	23	42
2014	11	20	23
2015	30	56	67
2016	62	78	89
2017	23	68	95
2018		36	50
2019			37
Total	**$ 163**	**$ 340**	**$ 477**

Legacy Environmental

Legacy Environmental exposure consists of indemnity claims asserting property damage from toxic waste, hazardous substances, and other environmental pollutants, and claims to cover the cleanup costs of hazardous waste and pollution sites. The vast majority of these Legacy Environmental claims emanate from policies written in 1985 and prior years. Commencing in 1985, standard general liability policies contained an absolute exclusion for pollution-related damage. Environmental Impairment Liability exposures underwritten on a claims-made basis, which were written generally starting 1986, are not included in this line of business.

Loss and loss adjustment expense liability estimates for mass torts, such as Legacy Environmental exposures, are subject to additional uncertainties, due to the following:

- Case law is not fully developed;
- Coverage interpretation varies by state;
- The pool of plaintiffs and defendants is expanding significantly;
- The process of estimating provisions for premises and operations coverage is highly judgmental;
- "State of the art" analysis is a moving target; and
- Environmental reform could have a significant effect on ultimate liabilities.

To estimate loss and loss adjustment expenses reserve liability estimates, traditional methods (paid and incurred loss development, paid and incurred Cape Cod methods) are used to project historical report years to estimate incurred but not enough reported ("IBNER") reserves, and count/severity methods are used to project future report years to estimate "pure" incurred but not reported reserves. For some large accounts and sites, reserves are based on claim department estimates and analysis. After this ground-up analysis is completed, we review the reasonability of our estimates by calculating certain ratios, such as survival ratios (defined as the ratio of indicated/carried reserves to a three year average payment) and IBNR-to-case ratios, and compare these ratios against industry benchmarks. In addition, we perform a market share analysis as another measure to assess the reasonableness of our indicated/carried loss reserves.

The last claim related to this business occurred more than 10 years ago and there were no incurred losses and allocated loss adjustment expenses related to the last 10 accident years. The total actual paid losses were $64 million for the year ending December 31, 2019.

Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 37

Notes to Consolidated Financial Statements| 7. Insurance Liabilities

All Other Lines

All Other Lines consist of various workers' compensation, general liability, medical malpractice, products liability, commercial automobile liability, and accident and health exposures from business units that have been put into runoff. In general, loss and loss adjustment expense liabilities are estimated separately. Traditional loss estimation methods include paid and incurred loss development methods and generalized paid and incurred Cape Cod methods. We also look at an IBNR-to-Case ratio method for all lines, a survival ratio method for the general liability line, and an annuity model approach for some of the larger workers' compensation claims. Loss adjustment expense methods include both standard development methods and also calendar year paid to paid method, which applies the paid to paid ratio to the loss reserves.

Claims Payout Patterns

The following table presents unaudited supplementary information detailing the historical average annual percentage claims payout on an accident year basis at the same level of disaggregation as presented above for the year ended December 31, 2019.

Average Annual Percentage Payout of Incurred Losses by Age (Unaudited)

Year	1	2	3	4	5	6	7	8	9	10
Excess workers' compensation	0.1%	0.5%	1.2%	1.5%	3.6%	2.8%	2.8%	2.6%	2.3%	2.3%
Environmental impairment liabilities	10.9%	11.1%	11.6%	6.7%	7.0%	7.1%	5.9%	5.5%	5.1%	5.0%

8. Contingencies, Commitments and Guarantees

The Company has no material contingent liabilities arising from litigation, income taxes or other matters, other than liabilities arising in the normal course of its business of reinsurance.

9. Income Taxes

The income tax provision is calculated under the asset and liability method. The Company recognizes deferred income tax assets and liabilities for the expected future tax effects attributable to temporary differences between the financial statement and tax return basis of assets and liabilities based on enacted tax rates and other provisions of the tax law.

Fortitude Holdings is the group holding company of the following wholly owned subsidiaries; Fortitude General, Fortitude Life, and Fortitude Services. Each entity constitutes a U.S. corporation for tax purposes. Fortitude Re, also a wholly owned subsidiary of the Company, has elected to be treated as a U.S. domestic insurance company for U.S. tax purposes under section 953(d) of the U.S. Internal Revenue Code and is, therefore, subject to income taxation in the U.S. Fortitude Re wholly owns Fortitude Investments, a Delaware limited liability company that has elected to be treated as a corporation for U.S. tax purposes.

Fortitude Holdings and its direct and indirect wholly owned subsidiaries are included in AIG's U.S consolidated federal income tax return. As part of the consolidated group, Fortitude Holdings and each of its direct and indirect wholly owned subsidiaries are subject to the AIG tax sharing agreement, effective January 1, 2018, whereby each entity is allocated its share of the consolidated tax liability based upon the tax each entity would have owed had it filed separately. Tax benefits are allocated to each company for its portion of net operating losses and tax credit carry forwards in the year they are used by the consolidated group.

Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 38

Notes to Consolidated Financial Statements| 9. Income Taxes Upon separation from AIG, as detailed in Note 1, Organization and Nature of Operations, Fortitude Holdings and its direct and indirect wholly owned subsidiaries will no longer be included in AIG’s U.S. consolidated federal income tax return and will no longer make tax sharing payments to AIG. Fortitude Holdings and its subsidiaries will then form their own U.S. consolidated federal income tax return group and will make tax payments to the Internal Revenue Service. U.S. Tax Reform On December 22, 2017, the U.S. enacted Public Law 115-97, known informally as the Tax Cuts and Jobs Act (the "Tax Act"). The Tax Act reduced the statutory rate of U.S. federal corporate income tax to 21 percent and enacted numerous other changes. The Tax Act includes provisions for Global Intangible Low-Taxed Income ("GILTI") under which taxes on foreign income are imposed on the excess of a deemed return on tangible assets of certain foreign subsidiaries and for Base Erosion and Anti-Abuse Tax ("BEAT") under which taxes are imposed on certain base eroding payments to affiliated foreign companies. For domestic corporations, the Tax Act also provides a deduction for foreign-derived intangible income ("FDII"). Fortitude Holdings and its subsidiaries were not impacted by the GILTI, BEAT, and FDII provisions for the year ended December 31, 2019, however, if such provisions were applicable, we would treat them as a period tax charge in the period the tax is incurred. Effective Tax Rate The following table presents the income tax expense for the year ended December 31, 2019: (in millions) Income tax expense Current $ 75 Deferred 895 Total income tax expense $ 970 Our actual income tax expense differs from the statutory U.S. federal amount computed by applying the U.S. federal income tax rate of 21% to income before tax due to the following, as shown in the following reconciliation for the year ended December 31, 2019: (in millions) Income before tax $ 4,612 U.S. federal income tax at statutory rate 969 Tax exempt interest, net of proration (1) Prior year tax return adjustments 1 Other permanent items 1 Total income tax expense $ 970 Deferred Taxes Deferred tax assets and liabilities are recognized for the timing differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax basis at the balance sheet date. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to an amount that in management’s opinion, is more likely than not to be realized. The following table presents the components of the net deferred tax liability as of December 31, 2019: Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 39

Notes to Consolidated Financial Statements| 9. Income Taxes (in millions) Deferred tax assets: Deferred gain on reinsurance $ 514 Life policy reserves 102 Loss reserve discount 21 Deferred policy acquisition costs - tax 10 Unearned premium reserve 9 Total deferred tax assets 656 Deferred tax liabilities: Gain on funds withheld embedded derivative (584) Reinsurance settlement (481) Basis differences in investments (41) Other (1) Total deferred tax liabilities (1,107) Net deferred tax liability before valuation allowance (451) Valuation allowance — Net deferred tax liability $ (451) The Company had no valuation allowance as of December 31, 2019. See the section “Valuation Allowance on Deferred Tax Assets” below for further details. As of December 31, 2019, the Company has no net operating loss carryforwards available to offset future net income subject to U.S. Federal income tax. Valuation Allowance on Deferred Tax Assets The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance, if necessary, to reduce the deferred tax asset to an amount that is more likely than not to be realized (a likelihood of more than 50 percent). The evaluation of the recoverability of the deferred tax asset and the need for a valuation allowance requires the Company to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax asset will not be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed. The Company's framework for assessing the recoverability of deferred tax assets requires consideration of all available evidence, including: • The nature, frequency, and severity of cumulative financial reporting losses in recent years; • The predictability of future operating profitability of the character necessary to realize the net deferred tax asset; • The carry forward periods for the net operating loss, capital loss and foreign tax credit carry forwards, including the effect of reversing taxable temporary differences; and • Prudent and feasible tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax asset. For the year ended December 31, 2019, the Company recorded a net deferred tax liability. Management believes that the reversal of its deferred tax liabilities will generate sufficient taxable income to realize its deferred tax assets. As of December 31, 2019, based on all available evidence, management believes that it is more likely than not that its deferred tax assets will be realized. Therefore, the Company did not record a valuation allowance against its deferred tax assets for this period. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 40

Notes to Consolidated Financial Statements| 9. Income Taxes Accounting for Uncertainty in Income Taxes The Company evaluates uncertain tax positions in the normal course of the operations to determine whether the tax positions are more likely than not to be realized as a tax benefit or expense in the current year. The Company recognizes interest and penalties related to uncertain tax benefits in U.S. Federal income tax expense. As of December 31, 2019, the Company has no uncertain tax positions and no accrual for interest and penalties. 10. Related Party Transactions Because of the significant related-party transactions with AIG and its affiliates, the Company's financial condition and results of operations may not necessarily be indicative of the financial condition or results of operations that would have occurred if the Company had been operating as an unaffiliated company. Significant related party arrangements include shared services and investment management as described below. Refer to Note 6 Reinsurance for a description of material related party reinsurance transactions related to the reinsurance agreements. The following table summarizes related party amounts included on the consolidated balance sheet and consolidated statement of income, excluding payables to affiliates of $836 million associated with reinsurance activities, as of and for the year ended December 31, 2019: (in millions) Consolidated Balance Sheet Payable to affiliates: General operating expenses $ 65 Expenses paid to ceding companies under reinsurance arrangements 14 Asset management fee 14 Total $ 93 Consolidated Statement of Income General operating expenses $ 124 Expenses paid to ceding companies under reinsurance arrangements 58 Asset management fee 65 Total $ 247 Under a Service and Expense Agreement between the Company and various AIG affiliates, we purchase administrative, accounting, marketing and data processing services from AIG or its subsidiaries. The affiliated entities provide the Company with personnel, office space, equipment, computer processing and other services. The allocation of costs for other services is based on estimated level of usage, transactions or time incurred in providing the respective services. The Company reimburses its affiliates for these services at cost. The Company has an asset management agreement with AIG Asset Management (U.S.) LLC, an affiliate, which provides asset management and related accounting services. The Company records an investment management fee as a deduction from income from investments, which is paid quarterly, based on the value of the assets under management. In addition, the Company entered into (1) investment management agreements with Carlyle Investment Management LLC ("Investment Manager"), an affiliate of TCG , pursuant to which the Investment Manager will provide certain investment management and advisory services with respect to certain asset classes and Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 41

Notes to Consolidated Financial Statements| 10. Related Party Transactions (2) the Company entered into an exclusivity agreement with TCG pursuant to which the Investment Manager will be the exclusive provider of investment management and advisory services with respect to certain asset classes and certain new business acquired by the Company. As of December 31, 2019, the Company has investments in funds that are affiliated with entities owned by TCG. Our consolidated statement of income and consolidated balance sheet included the following amounts in respect of these investments, as of and for the year ended December 31, 2019: (in millions) 2019 Other invested assets, at fair value(1) $ 45 Net investment income 1 (1) Additionally, at December 31, 2019 there are $576 million of other invested assets, at fair value included within Funds withheld by ceding companies. We have an unconditional capital maintenance agreement ("CMA") with AIG that shall continue until the earliest of: (a) AIG's applicable regulators no longer require the CMA; (b) AIG sells more than 50 percent of the voting share capital of Fortitude Re; and (c) Fortitude Re is wound up or its registration as an insurer under the Bermuda Insurance Act is canceled or surrendered, each pursuant to the laws of Bermuda. As long as the CMA is in force, AIG is obligated to make a capital contribution to Fortitude Re if Fortitude Re's available statutory economic capital and surplus in respect of its general business and long term business falls below the stress threshold percentage of Fortitude Re's projected Enhanced Capital Requirement ("ECR") pursuant to BMA regulation. The Company reinsures run-off business from its AIG affiliates through the various reinsurance transactions described in Note 1 Organization and Nature of Operations, Note 2. Basis of Presentation, Note 6. Reinsurance and Note 7 Insurance Liabilities. Refer to Note 12. Statutory Requirements for discussion regarding a $550 million letter of credit provided by AIG. Significant cash flows from related reinsurance agreements are included in cash from operations and are disclosed below, along with non-cash settlements in the form of security transfers for the year ended December 31, 2019: (in millions) Cash settlements $ (201) Receipt of securities from funds withheld arrangements 774 Total $ 573 11. Members' Equity As of December 31, 2019, the Company has issued 10,000 membership units, of which 8,010 units (80.1%) are owned by AIG and 1,990 units (19.9%) are owned by TCG. AIG has contributed capital of $2,620 million to Fortitude Re to support Fortitude Re's operations and local capital requirements. The contributed capital included fixed income securities of $1,270 million, MLIII B notes of $1,118 million with associated deferred tax liability of $92 million and cash of $324 million. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 42

Notes to Consolidated Financial Statements| 12. Statutory Requirements 12. Statutory Requirements Under the Bermuda Insurance Act, Fortitude Re is subject to capital requirements calculated using the Bermuda Solvency and Capital Requirement ("BSCR") model, which is a standardized statutory risk-based capital model used to measure the risk associated with Fortitude Re’s assets, liabilities and premiums. Fortitude Re’s required statutory economic capital and surplus under the BSCR model is referred to as the enhanced capital requirement ("ECR"). The Company is required to calculate and submit the ECR to the Bermuda Monetary Authority ("BMA") annually. Following receipt of the submission of the Company’s ECR the BMA has the authority to impose additional capital requirements (capital add-ons) if it deems necessary. While not specifically referred to in the Bermuda Insurance Act, target capital level (“TCL”) is also an important threshold for statutory capital and surplus. TCL is equal to 120% of ECR as calculated pursuant to the BSCR formula. TCL serves as an early warning tool for the BMA. If Fortitude Re fails to maintain statutory capital at least equal to its TCL, such failure will likely result in increased regulatory oversight by the BMA. Likewise, if Fortitude Re fails to maintain or meet its minimum margin of solvency ("MMS"), the BMA may take various degrees of regulatory action. Under the economic balance sheet ("EBS") framework, assets and liabilities are mainly assessed and included at fair value, with the insurer’s U.S. GAAP balance sheet serving as a starting point. The model also requires insurers to estimate insurance technical provisions, which consist of the insurer's insurance related balances valued based on best-estimate cash flows, adjusted to reflect the time value of money using a risk-free discount rate, with the addition of a risk margin to reflect the uncertainty in the underlying cash flows. The statutory economic capital and surplus and related requirement for the year ended December 31, 2019 are detailed below. The amount reflects our best estimate of the statutory economic capital and surplus and related requirement as of the date these consolidated financial statements were available to be issued. (in millions) Statutory economic capital and surplus 4,365 Required statutory economic capital and surplus 2,041 Included in the statutory economic capital and surplus are letters of credit ("LOCs") which provide additional capital flexibility for Bermuda statutory purposes. The LOCs are subject to reimbursement by AIG in the event of a drawdown. There are two outstanding LOCs at December 31, 2019. A three year LOC for $400 million expires February 6, 2021 and a five year LOC for $150 million expires February 6, 2023. AIG's obligation to consummate the 2019 Sale is subject to the termination of the $550 million LOCs, for which AIG is the applicant and the obligor, and the replacement of these LOCs with another source of statutory capital. The Company is pursuing various alternative sources of capital related to this provision which include issuing debt, a portion of the proceeds may be allocated between the Company and Fortitude Re. Under the Bermuda Insurance Act, Fortitude Re is prohibited from paying a dividend in amount exceeding 25% of the prior year’s total statutory capital and surplus, unless at least two members of Fortitude Re’s board of directors and its principal representative in Bermuda sign and submit to the BMA an affidavit attesting that a dividend in excess of this amount would not cause Fortitude Re to fail to meet its relevant margins. In certain instances, Fortitude Re would also be required to provide prior notice to the BMA in advance of the payment of dividends. In the event that such an affidavit is submitted to the BMA in accordance with the Bermuda Insurance Act, and further subject to Fortitude Re meeting its MMS and ECR, Fortitude Re is permitted to distribute up to the sum of 100% of statutory surplus and an amount less than 15% of total statutory capital. Distributions in excess of this amount require the approval of the BMA. As of December 31, 2019, Fortitude Re has not paid or declared a dividend. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 43

Notes to Consolidated Financial Statements| 13. Subsequent Events 13. Subsequent Events The Company has evaluated the impact of subsequent events through February 28, 2020, the date at which the consolidated financial statements were available to be issued. On January 31, 2020, fourteen private equity fund investments within the funds withheld portfolios were transferred to the respective ceding companies for $233 million cash. These transfers were transacted in accordance with the goal of adjusting the invested asset allocations within the funds withheld by ceding companies investment portfolios. The agreed upon transfer price was equal to the net asset value (NAV) reported in the most recent fund financial statements, adjusted for capital contributions or distributions transacted through the date of transfer. No realized gain or loss was recognized on the transfer of these private equity funds, as the proceeds were equivalent to the funds’ carrying value. In February 2020, we sold to third parties four of the MLIII B Notes for total proceeds of $408 million. The carrying value of these notes was $343 million as of December 31, 2019. In accordance with our fair value option accounting policy, the $65 million gain on disposal will be reported as a component of net investment income in 2020. The sales of these notes were transacted in conjunction with our goal of adjusting the asset allocations within our investment portfolio. Fortitude Group Holdings, LLC | 2019 Consolidated Financial Statements 44